PROSPECTUS SUPPLEMENT                                EXHIBIT 99.1
(To Prospectus dated October 25, 2004)               REGISTRATION NO. 333-54662


                               [GRAPHIC OMITTED]


                        1,000,000,000 Depositary Receipts
                            Retail HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Retail HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Retail HOLDRS" section of the base prospectus shall be replaced with the following:

                                                  Share          Primary
     Name of Company(1)                Ticker     Amounts     Trading Market
------------------------------        -------   ----------   ----------------
Albertson's, Inc.                       ABS          8             NYSE
Amazon.com, Inc.                        AMZN         7            NASDAQ
Best Buy Co., Inc.                      BBY          9             NYSE
Costco Wholesale Corporation            COST         8            NASDAQ
CVS Corporation                         CVS         14             NYSE
Federated Department Stores(1)           FD        5.869           NYSE
Kohl's Corporation                      KSS          6             NYSE
Limited Brands, Inc.                    LTD          8             NYSE
Lowe's Companies, Inc.                  LOW         14             NYSE
RadioShack Corporation                  RSH          3             NYSE
Safeway Inc.                            SWY          9             NYSE
Target Corporation                      TGT         16             NYSE
The Gap, Inc.                           GPS         16             NYSE
The Home Depot, Inc.                     HD         40             NYSE
The Kroger Co.                           KR         15             NYSE
The TJX Companies, Inc.                 TJX         10             NYSE
Walgreen Co.                            WAG         19             NYSE
Wal-Mart Stores, Inc.                   WMT         36             NYSE


(1)           In connection with a merger of May Department Stores Co. (NYSE:
              "MAY") and Federated Department Store (NYSE: "FD"), two constituents of the Retail HOLDRS Trust, May Department Stores Co. will no longer be an underlying constituent of the Retail HOLDRS Trust. The Bank of New York received 1.869 shares of Federated Department Store and $106.5 in cash payments for the 6 shares of May Department Stores Co. common stock per 100 share round lot of the Retail HOLDRS. On September 8, The Bank of New York distributed the cash at a rate of $1.065 per depositary share of "RTH".

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2005.